Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2011 Third Quarter and Nine-Month Results

Mountain View, Calif. – November 3, 2011…IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter ended October 1, 2011.

•	Revenues were $10.8 million, gross margins were 45.4% and operating expenses were $4.4 million for the third quarter of 2011 compared to guidance of $10 million, 45%, and $4.5 million, respectively.

•

Direct ophthalmology sales grew 3% in the third quarter of 2011 and 7% in the nine months of 2011. In Q3 2010, the Company benefited from an unusually large US Army order for $0.5 million. Excluding this item, direct ophthalmology sales grew 11% for the third quarter and 9% for the nine months of 2011.

•	For the third quarter of 2011, earnings were $0.3 million or $0.03 per diluted share, compared to $0.9 million or $0.09 per diluted share reported in the third quarter of 2010.

•

For the first nine months of 2011, earnings were $1.8 million or $0.18 per diluted share, compared to $2.2 million or $0.22 per diluted share reported in the first nine months of 2010. Total sales increased to $32.8 million, up 4% from $31.5 million.

“Third quarter results exceeded guidance for all categories: revenue, gross margin and operating expenses. We were especially pleased to see our core ophthalmology business grow 3% in spite of the macroeconomic uncertainties in the US and Europe and the impact these uncertainties typically have on capital expenditures,” said newly appointed President and CEO Dominik Beck. “Our largest trade show, the Annual Meeting of the American Academy of Ophthalmology, was in October and we were pleased with the business activity at the Academy.”

“Since taking the CEO role several weeks ago, I have been encouraged and impressed with the many areas of opportunity that exist for the Company, and I strongly believe I have joined IRIDEX at the right time. Having successfully completed its turnaround, the business is again growing and I believe I can accelerate that growth in 2012 and beyond and increase shareholder value through instituting a more commercial focus and driving new market-facing initiatives,” continued Dr. Beck. “IRIDEX is known as a major contributor to the successful laser therapeutic treatment of Retina and Glaucoma diseases and we will focus on increasing our footprint within these diseases.”

Guidance for fourth quarter of fiscal 2011: revenue of $11.3 million to $11.5 million, gross margin of 47% to 50% and operating expenses of $4.9 million to $5.1 million.

During the quarter, the Company continued to execute its limited share repurchase program and purchased approximately 33,000 shares at an average price of $3.66.

Q3 2011 Business Highlights

•

Dominik Beck was named President and Chief Executive Officer and a member of the IRIDEX Board of Directors. Dr. Beck replaced Theodore A. Boutacoff, a co-founder of IRIDEX who became Chief Technology Officer.

•

The Company expanded its product offering by introducing an optional MicroPulse module in the Company’s IQ532 (green) laser system and now provides a complete portfolio of infrared, yellow and green laser systems which can deliver MicroPulse laser treatments.

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The Company introduced the new XP Module—a high power factory installed option for the IRIDEX IQ 532 green laser system. This is a multifunctional device that can be utilized by both ear, nose and throat (ENT) surgeons and ophthalmologists, expanding overall utilization and making a laser investment more attractive.

•

The Company exclusively licensed the rights to all of the intellectual property of Ocunetics, Inc., a privately held company. Ocunetics develops procedure-enabling medical devices that are intended to increase surgeons’ efficiency, while improving clinical predictability for ophthalmic surgeries.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, November 3, 2011 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (888) 561-1799 (U.S.) or (480) 629-9822 (International) and quoting Conference ID 4484068, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, November 3, 2011 through Thursday, November 10, 2011 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4484068. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s and its new Chief Executive Officer’s ability to accelerate the and continue to grow the Company’s business, increase shareholder value and expand the Company’s footprint in the areas of Retina and Glaucoma diseases, and the Company’s projected fourth quarter of fiscal 2011 financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
Revenues	$10,793	$10,818	$32,803	$31,466
Cost of revenues	5,892	5,569	17,787	16,456

Gross profit	4,901	5,249	15,016	15,010
Operating expenses:
Research and development	894	920	2,768	2,913
Sales and marketing	2,222	2,319	7,058	6,984
General and administrative	1,269	1,125	3,627	3,490

Total operating expenses	4,385	4,364	13,453	13,387

Income from operations	516	885	1,563	1,623
Legal settlement	0	0	800	800
Interest and other income (expense), net	(131)	63	(232)	(49)

Income before income taxes	385	948	2,131	2,374
Provision for income taxes	36	38	307	165

Net income	$349	$910	$1,824	$2,209

Net income per share – basic	$0.04	$0.10	$0.20	$0.25

Net income per share – diluted	$0.03	$0.09	$0.18	$0.22

Shares used in computing net income per share – basic	8,965	8,974	8,963	8,930

Shares used in computing net income per share – diluted	10,253	10,148	10,233	10,112

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	October 1,	January 1,
	2011	2011
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$9,535	$9,014
Accounts receivable, net	7,738	7,526
Inventories, net	10,176	9,212
Prepaids and other current assets	571	620

Total current assets	28,020	26,372
Property and equipment, net	316	360
Other long-term assets	225	218
Other intangible assets, net	1,772	1,797
Goodwill	533	473

Total assets	$30,866	$29,220

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,222	$1,981
Accrued compensation	1,694	2,304
Accrued expenses	1,657	1,822
Accrued warranty	802	956
Deferred revenue	2,132	2,134

Total current liabilities	8,507	9,197
Long Term Liabilities:
Other long-term liabilities	776	596

Total liabilities	9,283	9,793
Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	92	89
Additional paid-in capital	41,861	41,168
Accumulated other comprehensive loss	(48)	(205)
Treasury stock, at cost	(951)	(430)
Accumulated deficit	(19,376)	(21,200)

Total stockholders’ equity	21,583	19,427

Total liabilities and stockholders’ equity	$30,866	$29,220